As filed with the Securities and Exchange Commission on May 11, 2026
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Owlet, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	85-1615012 (I.R.S. Employer Identification Number)
2940 West Maple Loop Drive, Suite 203 Lehi, Utah 84048 (Address of Registrant’s principal executive offices)(Zip Code)

Inducement Restricted Stock Unit Award Agreement

(Full title of the plans)

Kurt Workman
President and Chief Executive Officer
2940 West Maple Loop Drive, Suite 203
Lehi, Utah 84048
(844) 334-5330
(Name, address and telephone number, including area code, of agent for service)
With copies to:
William L. Hughes
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Items 1 and 2 of this Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement on Form S-8 (the “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by Owlet, Inc. (the “Registrant”) with the Commission are hereby incorporated by reference in this Registration Statement:

•The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 9, 2026 (the “Form 10-K”), pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended by Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on April 30, 2026;

•All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K; and

•The description of the Registrant’s Class A common stock, par value $0.0001 per share, contained in Exhibit 4.7 to the Form 10-K, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to such specific section of such statements as set forth therein.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors or officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, obtained an improper personal benefit, in the case of directors only, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or in the case of officers only, any action by or in the right of the corporation. The Registrant’s second amended and restated certificate of incorporation, as amended, limits the liability of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, providing that no director or officer of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 of the DGCL also provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 145(a) or (b) of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Section 145 of the DGCL further provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section.

The Registrant's second amended and restated certificate of incorporation, as amended, also provides that the Registrant has the power to provide rights to indemnification and advancement of expenses to each current or former director, officer, employee or agent of the Registrant, or each such person who is or was serving or who had agreed to serve at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise. The Registrant’s amended and restated bylaws provide that it will indemnify and hold harmless, and provide expense advancement to, its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware as it presently exists or may hereafter be amended, subject to certain exceptions contained in the Registrant’s bylaws.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify, and provide expense advancement and reimbursement to, each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws, subject to certain exceptions contained in those agreements. Any claims for indemnification by the Registrant’s directors and officers may reduce the Registrant’s available funds to satisfy successful third-party claims against it and may reduce the amount of money available to the Registrant. The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
4.1	Second Amended and Restated Certificate of Incorporation of Owlet, Inc.	10-K	001-39516	3.1	3/8/2024
4.2	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Owlet, Inc.	8-K	001-39516	3.1	7/7/2023
4.3	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Owlet, Inc.	8-K	001-39516	3.1	10/14/2025
4.6	Amended and Restated Bylaws of Owlet, Inc.	8-K	001-39516	3.1	11/12/2024
5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page of the Registration Statement).
107*	Filing Fee Table.

* Filed herewith

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lehi, State of Utah, on May 11, 2026.

OWLET, INC.

By:	/s/ Kurt Workman
Name:	Kurt Workman
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kurt Workman, Amanda T. Crawford and Kirsten O’Donnell his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kurt Workman	President and Chief Executive Officer	May 11, 2026
Kurt Workman	(Principal Executive Officer) and Director

/s/ Amanda Crawford	Chief Financial Officer	May 11, 2026
Amanda T. Crawford	(Principal Financial Officer and Principal Accounting Officer)

/s/ Lior Susan	Chairman of the Board of Directors	May 11, 2026
Lior Susan

/s/ Zane M. Burke	Director	May 11, 2026
Zane M. Burke

/s/ Laura J. Durr	Director	May 11, 2026
Laura J. Durr

/s/ Melissa A. Gonzales	Director	May 11, 2026
Melissa A. Gonzales

/s/ John C. Kim	Director	May 11, 2026
John C. Kim

/s/ Amy N. McCullough	Director	May 11, 2026
Amy N. McCullough

/s/ Marc F. Stoll	Director	May 11, 2026
Marc F. Stoll